UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

American Outdoor Brands Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

American Outdoor Brands Corporation (“AOBC” or the “Company”) submits this supplemental information in response to the Notice of Exempt Solicitation, dated September 9, 2019, nominally filed by the Sisters of the Holy Names of Jesus and Mary (the “Proponent”), but which is advanced by non-shareholder international organizations, primarily the Interfaith Center on Corporate Responsibility (“ICCR”).

The issue presented for our shareholders is whether AOBC should add to its extensive corporate governance policies, a vague “Human Rights” policy based on the UN Guiding Principles on Business and Human Rights (the “UN Guiding Principles”) which would impose – according to Proponent – an obligation to remedy “societal impacts” without regard to whether the Company has a legal obligation to do so. As explained in the Company’s Definitive Additional Materials filed with the SEC on September 12, 2019, the Company already maintains policies designed to address its business risks, and participates in numerous community outreach programs to mitigate the harm caused by the misuse and unlawful use of firearms. These policies and programs are specific, proven, and most importantly tailored to fit AOBC’s operations.

In contrast to the Company’s policies and programs, shareholders will observe from reading Proponent’s filings that they are based on Proponent’s “beliefs” and are not supported by any data. As they did last year, Proponent continues to claim that “analyzing AOBC’s activities and operations through a human rights lens” would enable the Company to better manage reputational risk, but Proponent has never even sought to analyze the results of the monitoring program which the Company has established and is presently conducting at Proponent’s request.

As we discuss in our more detailed response below, Proponent makes many arguments, none of which identify any failure of the Company’s current corporate governance policies and practices, or abuses in the Company’s business practices that would justify the need to adopt a human rights regime of the type mandated by the UN Guiding Principles.

In short, while the Company is not against making a statement in support of human rights and has shown that it values due diligence and already utilizes a robust due diligence process, Proponent is asking shareholders to adopt, on faith, the human rights regime mandated by the UN Guiding Principles, which is unnecessary, overburdensome, and risks substantial harm to shareholder value. For these reasons, the Proposal is not in the best interests of our stockholders and your Board of Directors strongly recommends a vote “AGAINST” the Proposal.

Human Rights Policies and Due Diligence

Proponent’s Argument

Human rights policies and due diligence are widely used by companies to reduce business risk and meet their responsibility to respect human rights.

What Shareholders Should Know

This argument improperly diverts attention away from the issue presented. Proponent does not merely seek the adoption and implementation of a human rights policy, such as a simple statement adopted by some companies that a company supports human rights. Rather, Proponent seeks something far more specific – a policy that requires AOBC, a company with operations and sales almost entirely in the US, to adopt a very specific set of obligations tied to the UN Guiding Principles. These principles are set forth in almost 130 pages of requirements and interpretations issued by the United Nations.

Proponent uses just three high-profile companies to support its claim that these policies are widely used by companies. The truth is that the majority of companies do not have human rights policies, and the overwhelming majority of companies do not have policies incorporating the UN Guiding Principles. So, it is inaccurate to equate “human rights policies” with the implementation of the UN Guiding Principles, as Proponent does.

This argument also avoids the issue. The question is not what other companies have deemed appropriate for their companies. The question is whether a human rights policy based on the UN Guiding Principles would enhance shareholder value and benefit the Company’s customers, suppliers, and other stakeholders, beyond what is accomplished by its existing policies and programs, and sufficient to offset the risk of having to remedy every possible (not only actual) “societal harm”. Our initial opposition statement explains why Proponent’s mere belief in such benefits does not outweigh the substantial risks.

Proponent’s Argument

Microsoft, Hershey, Shell, Coca Cola and Adidas, have adopted human rights policies and undertaken human rights due diligence processes consistent with the UN Guiding Principles.

What Shareholders Should Know

Good corporate governance is not necessarily based on what other companies do. That some of the world’s largest corporations, which operate in entirely different industries, and which have operations in underdeveloped countries around the world, have adopted these policies is not relevant to AOBC’s largely U.S. based operations.

The chart below provides a comparison of the tremendous difference in size between AOBC and the companies cited by Proponent as examples we should follow:

Clearly, the global operations of a company such as Wal-Mart creates very different issues than our largely U.S. operations serving a Second Amendment regime that exists nowhere else in the world. Beyond that, Wal-Mart’s revenues, if it were a country, would rank it 24th in the world in GDP. Obviously, these companies face very different risk and resource issues than AOBC.

Other than noting that these companies have adopted human rights polices based on the UN Guiding Principles, Proponent fails to discuss what matters most for a proper analysis — what it costs these other companies to administer them and (as explained below), the cost of the obligations and liabilities these policies require them to assume. The companies cited by Proponent have revenues in the tens or hundreds of billions of dollars, while AOBC had revenues of approximately $638 million. Clearly, AOBC is far less able to absorb these costs than the world’s largest multinational companies.

Even Proponent acknowledges that “[h]uman rights policies and due diligence processes should be tailored to fit a company’s activities, business relationships and operations.” But that statement itself is at odds with their actions. AOBC has specific programs and policies in place which Proponent without inquiry or support has deemed “insufficient.” Yet, their proposal does not define what is sufficient, making it possible to label anything the Company does as insufficient. This approach is precisely the one taken by Proponent with respect to the report the Company published earlier this year, at Proponent’s behest.

Proponent’s conclusory and unsubstantiated belief that adopting a human rights policy would constitute an improvement over the Company’s existing policies also is inconsistent with what actually has happened with respect to human rights issues in the very companies they cite. For example, despite the adoption of a comprehensive human rights policy, Coca-Cola stands accused of substantial human rights abuses.i The idea that adopting the policy that the Proponent advocates is a self-effectuating way to address human rights risks is not supported even by their own examples.

In short, Proponent has provided no reason to support its belief that your Company specifically would realize benefits that outweigh the risks of subjecting itself to a set of specific, required principles developed and monitored by the United Nations.

Compatibility with AOBC’s Core Business

Proponent’s Argument

The Proposal is compatible with AOBC’s core business because it does not prescribe the principles AOBC should use to identify adverse human rights impacts or the actions AOBC should take.

What Shareholders Should Know

One only need look to official United Nations documents to see that this statement is inaccurate. Proponent’s proposal expressly cites to and incorporates the UN Guiding Principles. The formal UN Guiding Principles published by the United Nations in 2011 consists of thirty-six pages of specific obligations. It is supplemented by a ninety-two-page interpretive guide. Contrary to Proponent’s unsupported statement, the UN Guiding Principles prescribe in exacting detail, what AOBC would have to do. ii

Stated generally, the Proposal, by its incorporation of the UN Guiding Principles, would impose three very substantial obligations on the Company, including:

•	A due diligence process,

•	A commitment to prevent and mitigate actual and potential adverse human rights impacts, and

•	A grievance mechanism to resolve purported violations of human rights.

Proponent does not explain to shareholders what due diligence would entail or what it would cost. Invoking the UN Guiding Principles, Proponent says that the required due diligence “[w]ill vary in complexity with the risk of severe human rights impacts….” Similarly, the OECD’s “Due Diligence Guidance for Responsible Supply Chains in the Garment and Footwear Sector,” (the “OECD Guidance”), which is 192 pages long, also requires due diligence to be “commensurate to the likelihood and severity of the harm.” OECD Guidance at p. 25. The Danish Human Rights Institute’s “Human Rights Impact Assessment Guidance and Toolbox” is 140 pages long. We note that the current Program Director of ICCR’s Investor Alliance for Human Rights (“IAHR”), Paloma Muñoz-Quick, worked for the Danish Institute for Human Rights from 2010 to 2018. iii The ICCR is the umbrella organization, under which Proponent and other faith-based activists operate.

It is incumbent upon the Board to put these substantial obligations in the context of our operations so that our shareholders can make an informed decision. With respect to due diligence, shareholders should consider what due diligence has actually cost in other politically charged areas. For example, the SEC in 2012 adopted a Conflicts Minerals Rule which required each publicly-traded company to file a due diligence report with the SEC, disclosing the source of certain minerals in products from areas controlled by armed groups in the East of the Democratic Republic of Congo. After a multi-year effort to implement the program, the SEC recently suspended compliance with parts of the rule, citing the aggregate up-front costs to comply with the due diligence requirements of the rule, of $3 billion to $4 billion and continuing costs of $200 million per year.

Proponent will continue to complain that “this is different.” The question for shareholders, however, is in what way is this different? Proponent does not provide any information about the requirements of their Proposal which would even permit AOBC or shareholders to conduct their own inquiry into costs. The proposal again is based on a leap of faith, a request that shareholders simply accept that the costs will not be crippling. As demonstrated above, the potential for great cost and harm is real and should be evaluated on real data, not mere conclusory beliefs.

Cost and Legal Liability

Proponent’s Claim

Human rights norms do not supersede national and state laws, so the Proposal would have no effect on AOBC’s legal liability for harms caused by the use of its products.

What Shareholders Should Know

This argument raises an argument that your Board never made – whether human rights norms supersede national and state laws. Your Board explained in its opposition statement how Proponent is seeking AOBC to accept responsibility for the “societal impacts” of firearms without regard to “legal” liability. Proponent made this clear in a letter to AOBC dated January 11, 2019 in which it stated that “[u]nder principles of corporate social responsibility, companies are accountable for the environmental and social impacts of their business” while specifically stating that “this may not always entail legal responsibility . . . .” These are Proponent’s words and positions, not ours. In the absence of clear guidance from Proponent, it is fair to conclude from their own statements that Proponent would have AOBC assume substantial liability for the illegal use and misuse of its legally manufactured (and heavily regulated) products.

But more importantly, Proponent’s claim is contrary to the very international principles they seek to have the Company adopt. According to the commitments on human rights undertaken by signatories of the United Nations Global Compact, which are closely related to the UN Guiding Principles, iv human rights norms are supposed to supersede national and state laws. “In the rare situation that national law directly conflicts with international standards, companies should seek ways to honour the principles of internationally recognized human rights.” v

A commitment to prevent and mitigate actual and potential adverse human rights impacts.

The fundamental problem with Proponent’s position, and for shareholders trying to conduct an effective analysis of that position, is that Proponent provides nothing on which to base such an analysis. Nowhere is even the all-important term “societal impacts” defined. Who gets to decide what is a human rights impact? The problem is compounded because the Proponent also insists that the Company mitigate “potential” human rights impacts—harms that have not even occurred. Who gets to decide what is a “potential” human rights impact? Who gets to decide what is sufficient mitigation of actual and potential human rights impacts?

What Proponent has done is criticize AOBC for reasonably consulting independent third-party resources, some supported by Proponent, to fill in critical gaps. While Proponent complains, for obvious reasons, that they never referenced these sources, Proponent does not disagree with or reject these sources and provides no definitions of its own. For example, Proponent specifically states it has never referenced the Amnesty International report cited by AOBC. But what is significant is both that Proponent ignores their own reference to Amnesty International as a Human Rights resource,vi and that Proponent never states what they disagree with or find faulty in Amnesty International’s report.

Proponent also fails to discuss the actual quantification of these “societal impacts” even though Proponent has relied on sources in quantifying massive societal impacts. The ICCR’s “Investor Statement on Gun Violence” favorably cites estimates that “the annual cost of care for victims of gun violence is an average of $2.8 billion in emergency-room and inpatient charges alone; when lost wages are factored in, the financial burden rises to $45 billion annually.” vii The Giffords Law Center estimates the cost of gun violence to be at least $229 billion a year, before considering the additional costs of pain and psychological harm.viii What percentage of this harm does Proponent’s human rights proposal require AOBC to “mitigate?” Even one percent would wipe-out shareholder equity. If Proponent disagrees with this assessment of liability, it is incumbent for Proponent to explain that position specifically because the risks of voluntarily accepting such liability simply are too high for the Proponent’s cavalier treatment of these issues.

Instead of providing useful financial data, the Proponent’s efforts are limited to criticizing AOBC for properly and accurately identifying the “unlimited financial and legal liability” for “the negative impact of guns on society.” Proponent calls this claim “meritless” based solely on its confusing statement that “AOBC . . . could not be compelled to [pay compensation] by virtue of having adopted a human rights policy and conducting due diligence.” Is Proponent saying that AOBC should adopt a policy and then ignore it? That hardly would constitute the good corporate governance Proponent claims to champion.

In any event, the idea that AOBC could simply ignore its own policies without legal concern simply is not true. The UN Guiding Principles themselves require the Company to establish a quasi-legal system to impose liability on itself. Principle 29 states: “To make it possible for grievances to be addressed early and remediated directly, business enterprises should establish or participate in effective operational-level grievance mechanisms for individuals and communities who may be adversely impacted.” The commentaries and subsequent principles are an explanation of how a company should “adjudicate” its liability. And a number of international bodies are charged with responding to human rights complaints.

Finally, as the recent Remington trade practices case illustrates, activists are looking for novel theories by which to engage in litigation with gun manufacturers, the costs of which are substantial. The Protection of Lawful Commerce in Arms Act (the “PLCAA”) exists because activists sought to litigate gun companies out of existence. Shareholders should consider how the UN Guiding Principles could create new litigation options for creative plaintiffs’ lawyers and activists to do precisely what the PLCAA prevents.

The Proponent’s Anti-Gun Agenda

Proponent’s Claim

The Proposal is not a disguised effort to achieve a ban on private firearm ownership.

What Shareholders Should Know

Proponent’s argument is, in essence, that only states can ban firearms. The truth of the matter is that State action is not the only way to implement gun control. As National Review recently reported, “lawfare” – the tactic of using litigation to damage companies – can be used to produce the same result.ix Another way to achieve the same end is to cut off access to necessary services by demanding that retailers, commercial banks, and insurance companies cease doing business with companies involved in the lawful manufacture, distribution, and sale of firearms. Proponent admits that it is a leader in exactly such an effort.x ICCR and its affiliate took credit for the decision of Dick’s Sporting Goods to cease selling firearms.xi ICCR also was involved in pressuring Wal-Mart to end all handgun ammunition sales.xii

If the Proposal was not a disguised effort to achieve a ban on private firearm ownership, Proponent and the ICCR would not have chased two of the largest participants that have robust and sophisticated compliance infrastructures, out of the firearms industry. One need not be a fortune-teller to understand that these actions by Proponent would severely, if not fatally, damage private sales of firearms.

More specifically, and as AOBC has pointed out, Proponent has called on the investment community to support a ban on certain semi-automatic firearms which they improperly called “assault weapons” or “military weapons.” xiii In essence, ICCR is on record seeking a ban of a significant percentage of AOBC’s firearms business. That insistence on a ban also shows that the Proponent’s claim to be acting consistent with the Second Amendment is incorrect. These firearms are among the most popular in the United States and, therefore, are beyond a ban because they are in “common usage” within the meaning of the Supreme Court’s decision in Heller.

One of the parties that Proponent takes great pains to identify as a “co-filer” of the Proposal, the Unitarian Universalist Congregation (“UUC”), dispenses with the pretext and lays bare its true motives, when it states:

WHEREAS the General Assembly of the Unitarian Universalist Association passed, in 1972, a resolution advocating mandatory licensing for the purchase and possession of all usable guns and, in 1976, a resolution urging the passage of legislation restricting the ownership or possession of handguns; . . .

BE IT FINALLY RESOLVED that the Unitarian Universalist Association, its member congregations, and individual Unitarian Universalists in the United Stated be urged to petition legislators to enact and support laws banning private ownership or use of machine guns, semi-automatic and automatic assault weapons. xiv

Proponent also ignores the great harm that comes from taking these highly charged political positions which are contrary to the beliefs of our customers and supporters. Dick’s Sporting Goods took a $150 million dollar hit for its decision to restrict gun sales. xv For a company as large as Dick’s, that hit represented only 1.7% of revenues. A similar customer reaction would be far more dire to AOBC’s business. No amount of reputational gain among persons who oppose guns will balance a similar loss of goodwill among AOBC’s customers. Similarly, NASCAR is now facing backlash from consumers for changing its position on advertising firearms, turning “their back on their consumer base, joining the likes of Yeti, Dick’s and Under Armour.” xvi

A Word About Proxy Advisory Firms

While Glass Lewis and ISS have published reports recommending a vote in favor of Proponent’s human rights proposal, it is evident from the reports that these advisors have failed to properly analyze the issues, including the issues discussed above. For example, neither Glass Lewis nor ISS performed any financial analysis of the impact of the proposed obligation to “mitigate” the “societal impacts” regardless of legal obligation on AOBC’s operating results or earning per share. Despite it being readily available information, they do not even consider Gifford’s claim that the total liability exceeds $229 billion. Given the substantial liability being suggested, it is at best negligent to not even consider such an issue or alert shareholders to its existence.

ISS also appears to have misunderstood the proposal and AOBC’s position. ISS states that a human rights policy would help investors better understand risk. But that completely ignores the main thrust of Proponent’s policy, which expressly requires mitigation of even potential (those that have not occurred) human rights impacts. ISS also incorrectly discounts that the human rights framework would require strict control on guns. ISS ignores that this is a fact reported by major media, and underscored by an Amnesty International report, not merely a Company contention as ISS incorrectly states.

Like Proponent, ISS wants shareholders to focus on the fact that the UN Guiding Principles do not mention firearms expressly. The UN Guiding Principles are general guidelines, and AOBC has never contended that the UN Guiding Principles call out specific products. The issue is not what the UN Guiding Principles mention, but how they would apply to firearms generally and to AOBC’s lawful business of manufacturing and selling firearms specifically. The Board has referred to many third-party sources to help define this issue, which the Proponent has not defined. It is significant none of ISS, Glass Lewis, or the Proponent have ever put forward an alternative application to those sources identified by AOBC.

Glass Lewis’s analysis also suffers from extensive statements of “belief” as to the “good” that will result from a human rights policy, but without ever substantiating such beliefs so that shareholders can make an informed decision. At the same time, Glass Lewis cavalierly dismisses how supporters of the Second Amendment have reacted to such actions by companies, ignoring Smith & Wesson’s near bankruptcy resulting from adopting a similar approach and the recent attacks on Dick’s Sporting Goods and now NASCAR. At least Glass Lewis acknowledges that AOBC would be required to remedy societal impacts, but it still fails to explain to shareholders what this means or what it would cost. As a proxy advisor, faced with the Board’s business judgment as to costs and based on cited literature, it would seem informing shareholders of potential costs and risks of a proposal, and its impact on earnings and share value, should be a primary duty of the proxy advisor.

In short, Proponent seeks to impose on AOBC a human rights regime which they have no authority or ability to define, the impact of which on share value they have refused to quantify, which proxy advisory firms have either been unable or unwilling to quantify, in the face of available literature which identifies potential liabilities in the hundreds of billions of dollars, and which is advanced by a group seeking the ban of AOBC’s primary product.

Your Board believes that shareholders should have far more information than a two-page proposal filled with conclusory statements and lacking any economic analysis before inviting such potential damage to shareholder value.

[i]	https://www.foodnavigator-asia.com/Article/2018/09/19/Coca-Cola-stands-firm-amid-criticism-of-human-rights-violations-in-South-East-Asia.
ii	http://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf
iii	https://www.iccr.org/our-issues/human-rights/investor-alliance-human-rights.
iv	https://www.unglobalcompact.org/library/1461
[v]	https://www.unglobalcompact.org/what-is-gc/mission/principles/principle-1 .
vi	https://www.ipjc.org/nwcri-resources/
vii	https://www.iccr.org/investor-statement-gun-violence.
viii	https://lawcenter.giffords.org/costs-of-gun-violence-statistics/
ix	https://www.nationalreview.com/magazine/2019/09/30/the-lawfare-campaign-against-gunmakers/
[x]

https://www.iccr.org/investor-statement-gun-violence; https://www.cnbc.com/2018/03/29/investors-step-up- pressure-on-corporate-america-to-take-a-stand-on-guns.html; http://iccr.org/sites/default/files/blog_attachments/pr_statement_on_gun_violence_3-29-18_final.pdf.

xi	https://www.iccr.org/new-gun-sales-policy-dicks-sporting-goods-had-backing-sisters-mercy.
xii	https://www.iccr.org/shareholders-commend-walmart-stepping-out-promote-gun-safety.
xiii	https://www.iccr.org/investor-statement-gun-violence.
xiv	https://www.uua.org/action/statements/gun-control (emphasis added).
xv	https://www.breitbart.com/politics/2019/03/31/dicks-ceo-okay-companys-150-million-loss-gun-control-stance/.
xvi	https://mol.im/a/7461995